EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Third Quarter 2006
— Company Reports GAAP EPS of $0.28 —
— Product Sales Establish New Quarterly Record of $83.5 Million, Up 21% from Prior Year —
— Total Revenues Also Increase 21%, to a New Quarterly Record of $92.2 Million —
SAN DIEGO, CA, November 1, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the third quarter and nine months ended September 30, 2006, including new quarterly records for product sales and total revenues.
On a GAAP basis, net income for the third quarter of 2006 was $15.1 million ($0.28 per share), compared to net income of $16.4 million ($0.31 per share) in the prior year period. GAAP earnings in the third quarter of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $4.0 million ($0.08 per share). Adjusting only for these expenses, net income for the third quarter of 2006 was $19.2 million ($0.36 per share) on a non-GAAP basis, an increase of 16% per share compared to the prior year period.
Throughout this press release, all per share amounts are calculated on a fully diluted basis, and no adjustments have been made to GAAP results except those related to implementing SFAS No. 123(R). Gen-Probe believes these non-GAAP financial measures help investors compare current results to those in prior periods. See the section below entitled “About Non-GAAP Financial Measures.”
Product sales for the third quarter of 2006 were a record $83.5 million, compared to $68.9 million in the prior year period, an increase of 21%. Total revenues for the third quarter of 2006 were a record $92.2 million, compared to $76.3 million in the prior year period, an increase of 21%.
On a GAAP basis, net income for the first nine months of 2006 was $43.3 million ($0.82 per share), compared to net income of $43.3 million ($0.83 per share), in the prior year period. GAAP earnings in the first nine months of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $10.4 million ($0.19 per share). On a non-GAAP basis, net income for the first nine months of 2006 was $53.7 million ($1.01 per share), an increase of 22% per share compared to the prior year period.

Product sales in the first nine months of 2006 were $239.8 million, compared to $193.7 million in the prior year period, an increase of 24%. Total revenues in the first nine months of 2006 were $263.7 million, compared to $218.0 million in the prior year period, an increase of 21%.
“Gen-Probe once again posted strong financial results in the third quarter of 2006, as both clinical diagnostics and blood screening sales grew by more than 20% compared to the prior year,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “In addition, we secured several new product approvals that we believe will solidify our market leadership positions and generate future growth.”
Detailed Results
Gen-Probe’s clinical diagnostics sales in the third quarter of 2006 were led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the third quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited primarily from continued international expansion, and from higher pricing associated with commercial sales of the PROCLEIX® WNV (West Nile virus) assay in the United States. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. Sales of TIGRIS® instruments and spare parts to Chiron totaled $2.0 million in the third quarter, compared to $3.5 million in the prior year period, a decrease that was in line with Gen-Probe’s expectations.
Product sales were, in millions:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2006	2005	Increase	2006	2005	Increase

Clinical diagnostics	$43.3	$36.0	20%	$125.8	$104.3	21%
Blood screening	$40.2	$32.9	22%	$114.0	$89.4	28%

Total product sales	$83.5	$68.9	21%	$239.8	$193.7	24%
Collaborative research revenues for the third quarter of 2006 were $1.5 million, compared to $6.3 million in the prior year period. For the first nine months of 2006, collaborative research revenues were $14.7 million, compared to $19.4 million in the prior year period. In both the third quarter and first nine months of 2006, collaborative research revenues decreased primarily due to the elimination of “cost recovery” revenue that Gen-Probe had been receiving for investigational use of the PROCLEIX WNV assay. In the third quarter of 2006, the Company began recording in product sales all revenues associated with the PROCLEIX WNV assay, which was approved for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005.
Royalty and license revenues for the third quarter of 2006 were $7.3 million, compared to $1.0 million in the prior year period. For the first nine months of 2006, royalty and license revenues were $9.2 million, compared to $5.0 million in the prior year period. In both the third quarter and first nine months of 2006, royalty and license revenues increased primarily due to $5.0 million of revenue associated with the settlement of Gen-Probe’s patent infringement lawsuits against Bayer. In addition, Gen-Probe earned $1.0 million of license revenue in the third quarter of 2006 under the Company’s 2004 agreement with Tosoh. This payment was contingent upon a favorable outcome for Gen-Probe in its legal disputes with Bayer.

On a GAAP basis, gross margin on product sales was 71.5% in the third quarter of 2006, compared to 69.0% in the prior year period. The increase in gross margin percentage resulted primarily from higher pricing associated with commercial sales of the PROCLEIX WNV assay in the United States, and from lower sales of TIGRIS instruments and spare parts for blood screening to Chiron. Under Gen-Probe’s contract with Chiron, these sales are made approximately at cost. These improvements in gross margin percentage were partially offset by SFAS No. 123(R), which added $0.7 million to cost of goods sold. The amount of share-based compensation expense included in cost of goods sold is expected to increase in the fourth quarter of 2006 as the related inventory is sold. On a non-GAAP basis, gross margin on product sales was 72.4% in the third quarter of 2006.
On a GAAP basis, gross margin on product sales was 68.8% for the first nine months of 2006, compared to 70.4% in the prior year period. This decrease resulted primarily from SFAS No. 123(R), which added $1.4 million to cost of goods sold, from additional scrap expense incurred in the second quarter of 2006, and from low-margin sales of TIGRIS instruments and spare parts for blood screening to Chiron. On a non-GAAP basis, gross margin on product sales was 69.4% in the first nine months of 2006.
On a GAAP basis, research and development (R&D) expenses were $24.2 million in the third quarter of 2006, compared to $17.5 million in the prior year period, an increase of 38%. This increase resulted primarily from SFAS No. 123(R), which added $2.0 million to R&D expenses, and from the timing of the Company’s development program for human papillomavirus (HPV). On a non-GAAP basis, R&D expenses were $22.2 million in the third quarter of 2006, an increase of 27% compared to the prior year period.
On a GAAP basis, R&D expenses for the first nine months of 2006 were $63.8 million, compared to $53.6 million in the prior year period, an increase of 19%. This increase resulted primarily from the factors described above, including SFAS No. 123(R), which added $5.7 million to R&D expenses. On a non-GAAP basis, R&D expenses were $58.1 million in the first nine months of 2006, an increase of 8% compared to the prior year period.
On a GAAP basis, marketing and sales expenses were $9.5 million in the third quarter of 2006, compared to $7.6 million in the prior year period, an increase of 25%. This increase resulted primarily from SFAS No. 123(R), which added $0.9 million to marketing and sales expenses, from higher commissions associated with increased sales of clinical diagnostics products, and from increased headcount. On a non-GAAP basis, marketing and sales expenses were $8.7 million in the third quarter of 2006, an increase of 14% compared to the prior year period.
On a GAAP basis, marketing and sales expenses were $27.5 million for the first nine months of 2006, compared to $22.4 million in the prior year period, an increase of 23%. This increase resulted primarily from SFAS No. 123(R), which added $2.3 million to marketing and sales expenses, and from the other factors described above. On a non-GAAP basis, marketing and sales expenses were $25.2 million in the first nine months of 2006, an increase of 13% compared to the prior year period.
On a GAAP basis, general and administrative (G&A) expenses were $12.7 million in the third quarter of 2006, compared to $7.8 million in the prior year period, an increase of 63%. This increase resulted primarily from $2.0 million of incremental legal expenses that Gen-Probe paid its outside litigation counsel in connection with the Company’s settlement of its disputes with Bayer, and from SFAS No. 123(R), which added $2.7 million to G&A expenses. On a non-GAAP basis, G&A expenses were $10.0 million in the third quarter of 2006, an increase of 28% compared to the prior year period.

On a GAAP basis, G&A expenses for the first nine months of 2006 were $34.1 million, compared to $22.8 million in the prior year period, an increase of 50%. This increase resulted primarily from SFAS No. 123(R), which added $6.8 million to G&A expenses, and from the additional legal expenses described above. On a non-GAAP basis, G&A expenses were $27.3 million in the first nine months of 2006, an increase of 20% compared to the prior year period.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2006, the Company had $271.5 million of cash, cash equivalents and short-term investments, and no debt. In the first nine months of 2006, Gen-Probe generated net cash of $72.0 million from its operating activities, including $33.8 million in the third quarter of 2006.
Updated 2006 Financial Guidance
“Based on our strong performance in the third quarter, we are increasing our full-year 2006 revenue guidance and raising the low end of our EPS guidance,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer.
Gen-Probe’s non-GAAP 2006 guidance for gross margins, R&D expenses, marketing and sales expenses, G&A expenses, effective income tax rate and EPS is computed without the effect of SFAS No. 123(R) and is reconciled to the corresponding GAAP measure in the bullets and table below and discussed in the section titled “About Non-GAAP Financial Measures.”
The following table describes Gen-Probe’s updated guidance for the full year 2006, on both a GAAP and a non-GAAP basis. The percentages shown are of total revenues.

	GAAP	Estimated Effects of	Non-GAAP
	Guidance	SFAS No. 123(R) (a)	Guidance
Total Revenues	$349 - $352 million	None	$349 - $352 million

Product Gross Margin	Approx. 69%	Less than 1%	69% to 70%

R&D Expenses	24% to 25%	Approx. 2%	22% to 23%

Marketing and Sales Expenses	10% to 11%	Approx. 1%	9% to 10%

G&A Expenses	12% to 13%	Approx. 2%	10% to 11%

Effective Income Tax Rate	Approx. 37%	Less than 1%	Approx. 37%

Diluted EPS	$1.09 to $1.12	$0.27 to $0.28	$1.37 to $1.39

(a)	These estimated effects reconcile the Company’s 2006 GAAP financial guidance ranges to the Company’s non-GAAP financial guidance ranges. The reconciling item represents the estimated impact of SFAS No. 123(R), which includes non-cash stock compensation awards, including stock options and employee stock purchase plan shares.

About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the third quarter and first nine months of 2006 and its 2006 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP product gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP diluted EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Recent Events
•	FDA License for PROCLEIX ULTRIO Assay. On October 4, Gen-Probe announced that the U.S. Food and Drug Administration (FDA) had granted marketing approval for the PROCLEIX ULTRIO assay to run on the eSAS. The assay was approved to screen donated blood, plasma, organs and tissue for HIV-1 and hepatitis C virus (HCV) in individual blood donations or in pools of up to 16 blood samples, and to detect the presence of hepatitis B virus (HBV). However, the initial pivotal study for the assay was not designed to, and did not, demonstrate yield, defined as HBV-infected blood donations that are negative based on serology tests. Based on discussions with the FDA, Gen-Probe and Chiron plan to initiate a post-marketing study in early 2007 to demonstrate HBV yield and gain a donor-screening claim for HBV.
•	Response to TIGRIS/WNV Questions. On September 20, Gen-Probe announced that it had submitted responses to the FDA’s questions on the Company’s regulatory application to run the previously approved PROCLEIX WNV assay on the investigational TIGRIS system.
•	APTIMA® Qualitative Viral Assays. On October 5, Gen-Probe announced that the FDA had granted marketing approval for the APTIMA HIV-1 RNA qualitative assay. The assay may be used as an aid in the diagnosis of acute and primary HIV-1 infection, and to confirm HIV-1 infection in an individual whose specimen is repeatedly reactive (positive) for HIV-1 antibodies. The assay is the first FDA-approved qualitative nucleic acid test for these intended uses. Gen-Probe expects to launch the assay this month in conjunction with the APTIMA HCV RNA qualitative assay.
•	Additional TIGRIS Menu. On October 18, Gen-Probe announced that the FDA had granted marketing clearance to run the Company’s standalone APTIMA assays for CT and GC on the TIGRIS system. And on August 22, the Company announced that the FDA had granted marketing clearance to use the APTIMA Combo 2 assay to test two additional kinds of patient samples on the TIGRIS system. These samples are liquid Pap specimens collected in the PreservCyt® solution and processed with Cytyc’s ThinPrep® 2000 system, and clinician- and patient-collected vaginal swab specimens.
•	New TIGRIS Patent. On October 16, Gen-Probe announced that it had been issued U.S. Patent No. 7,118,892, which extends the Company’s intellectual property estate relating to integrated instrument systems for nucleic acid testing.

•	Stronger Corporate Governance Practices. On October 2, Gen-Probe announced that as part of its ongoing efforts to strengthen its corporate governance practices, the Company’s board of directors had approved the termination of its shareholder rights plan, or “poison pill,” and instituted a stock ownership policy for officers and directors.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2006 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 365-4158 for domestic callers and (203) 369-0225 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Trademarks
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron, a business unit of Novartis Vaccines and Diagnostics. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2006 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2006 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay, TIGRIS instrument for blood screening, or PROCLEIX WNV assay on the TIGRIS instrument may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Bayer and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,066	$32,328
Short-term investments	209,454	187,960
Trade accounts receivable, net of allowance for doubtful accounts of $670 and $790 at September 30, 2006 and December 31, 2005, respectively	24,303	31,930
Accounts receivable – other	2,171	1,924
Inventories	44,524	36,342
Deferred income taxes	10,030	10,389
Prepaid expenses	11,450	10,768
Other current assets	4,977	4,184

Total current assets	368,975	315,825

Property, plant and equipment, net	130,289	105,190
Capitalized software	19,066	20,952
Goodwill	18,621	18,621
License, manufacturing access fees and other assets	56,074	49,648

Total assets	$593,025	$510,236

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,948	$14,029
Accrued salaries and employee benefits	18,324	14,910
Other accrued expenses	3,955	3,264
Income tax payable	7,582	13,192
Deferred revenue	4,296	7,771

Total current liabilities	45,105	53,166

Deferred income taxes	5,425	5,124
Deferred revenue	3,833	4,333
Deferred rent	153	240

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 52,051,761 and 51,137,541 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	5	5
Additional paid-in capital	322,302	281,907
Deferred compensation	—	(5,951)
Accumulated other comprehensive income (loss)	281	(1,231)
Retained earnings	215,921	172,643

Total stockholders’ equity	538,509	447,373

Total liabilities and stockholders’ equity	$593,025	$510,236

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Product sales	$83,470	$68,941	$239,811	$193,651
Collaborative research revenue	1,470	6,336	14,743	19,358
Royalty and license revenue	7,287	994	9,151	4,984

Total revenues	92,227	76,271	263,705	217,993

Operating expenses:
Cost of product sales	23,801	21,399	74,715	57,247
Research and development	24,178	17,506	63,833	53,597
Marketing and sales	9,526	7,555	27,533	22,365
General and administrative	12,748	7,822	34,104	22,793

Total operating expenses	70,253	54,282	200,185	156,002

Income from operations	21,974	21,989	63,520	61,991
Total other income, net	1,921	1,318	5,081	3,400

Income before income taxes	23,895	23,307	68,601	65,391

Income tax expense	8,779	6,890	25,323	22,057

Net income	$15,116	$16,417	$43,278	$43,334

Net income per share:
Basic	$0.29	$0.32	$0.84	$0.86

Diluted	$0.28	$0.31	$0.82	$0.83

Weighted average shares outstanding:
Basic	51,638	50,726	51,407	50,518

Diluted	53,180	52,464	53,001	52,381

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Three Months Ended
	September 30, 2006				September 30, 2005
	Non–GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$83,470	$—		$83,470	$68,941	$—	$68,941
Collaborative research revenue	1,470	—		1,470	6,336	—	6,336
Royalty and license revenue	7,287	—		7,287	994	—	994

Total revenues	92,227	—		92,227	76,271	—	76,271

Operating expenses:
Cost of product sales	23,058	743	a	23,801	21,399	—	21,399
Research and development	22,154	2,024	a	24,178	17,506	—	17,506
Marketing and sales	8,663	863	a	9,526	7,555	—	7,555
General and administrative	9,999	2,749	a	12,748	7,822	—	7,822

Total operating expenses	63,874	6,379		70,253	54,282	—	54,282

Income from operations	28,353	(6,379)		21,974	21,989	—	21,989
Total other income, net	1,921	—		1,921	1,318	—	1,318

Income before income taxes	30,274	(6,379)		23,895	23,307	—	23,307

Income tax expense	11,110	(2,331	) a	8,779	6,890	—	6,890

Net income	$19,164	$(4,048)		$15,116	$16,417	$—	$16,417

Net income per share:

Diluted earnings per share:
Basic	$0.37	$(0.08)		$0.29	$0.32	$—	$0.32

Diluted	$0.36	$(0.08)		$0.28	$0.31	$—	$0.31

Weighted average shares outstanding:
Basic	51,638	—		51,638	50,726	—	50,726

Diluted	53,309	(129	) b	53,180	52,464	—	52,464

(a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the three months ended September 30, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the three months ended September 30, 2006, this expense totaled $6,379,000 before income taxes (after deducting $287,000 of net capitalization to inventory on the Company’s balance sheet) and $4,048,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the three months ended September 30, 2005. As previously disclosed in the notes to the financial statements for the three months ended September 30, 2005, net income including pro forma stock-based compensation expense for this period was $12,578,000.

(b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended				Nine Months Ended
	September 30, 2006				September 30, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$239,811	$—		$239,811	$193,651	$—	$193,651
Collaborative research revenue	14,743	—		14,743	19,358	—	19,358
Royalty and license revenue	9,151	—		9,151	4,984	—	4,984

Total revenues	263,705	—		263,705	217,993	—	217,993

Operating expenses:
Cost of product sales	73,349	1,366	a	74,715	57,247	—	57,247
Research and development	58,135	5,698	a	63,833	53,597	—	53,597
Marketing and sales	25,198	2,335	a	27,533	22,365	—	22,365
General and administrative	27,349	6,755	a	34,104	22,793	—	22,793

Total operating expenses	184,031	16,154		200,185	156,002	—	156,002

Income from operations	79,674	(16,154)		63,520	61,991	—	61,991
Total other income, net	5,081	—		5,081	3,400	—	3,400

Income before income taxes	84,755	(16,154)		68,601	65,391	—	65,391

Income tax expense	31,105	(5,782	) a	25,323	22,057	—	22,057

Net income	$53,650	$(10,372)		$43,278	$43,334	$—	$43,334

Net income per share:

Diluted earnings per share:
Basic	$1.04	$(0.20)		$0.84	$0.86	$—	$0.86

Diluted	$1.01	$(0.19)		$0.82	$0.83	$—	$0.83

Weighted average shares outstanding:
Basic	51,407	—		51,407	50,518	—	50,518

Diluted	53,180	(179	) b	53,001	52,381	—	52,381

(a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the nine months ended September 30, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the nine months ended September 30, 2006, this expense totaled $16,154,000 before income taxes (after deducting $1,159,000 that has been capitalized to inventory on the Company’s balance sheet) and $10,372,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the nine months ended September 30, 2005. As previously disclosed in the notes to the financial statements for the six months ended September 30, 2005, net income including pro forma stock-based compensation expense for this period was $31,863,000.

(b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005

Operating activities
Net income	$43,278	$43,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,752	16,694
Stock-based compensation charges — restricted stock	1,601	445
Stock-based compensation charges — all other	16,154	—
Stock option income tax benefits	111	6,948
Excess tax benefit from employee stock options	(8,232)	—
Loss on disposal of property and equipment	4	262
Changes in assets and liabilities:
Accounts receivable	7,550	(5,562)
Inventories	(6,830)	(6,809)
Prepaid expenses	(682)	(3,760)
Other assets	(798)	(2,033)
Accounts payable	(3,103)	5,525
Accrued salaries and employee benefits	3,414	4,767
Other accrued expenses	624	(1,169)
Income tax payable	2,615	6,467
Deferred revenue	(3,975)	5,253
Deferred income taxes	645	(2,134)
Deferred rent	(87)	(47)

Net cash provided by operating activities	72,041	68,181

Investing activities
Proceeds from sales and maturities of short-term investments	83,641	98,693
Purchases of short-term investments	(104,163)	(105,672)
Cash paid for acquisition of minority interest in Molecular Light Technology Limited	—	(1,539)
Purchases of property, plant and equipment	(40,126)	(29,894)
Capitalization of intangible assets, including license and manufacturing access fees	(2,245)	(22,450)
Cash paid for investment in Qualigen	(6,993)	—
Other assets	(223)	(821)

Net cash used in investing activities	(70,109)	(61,683)

Financing activities
Excess tax benefit from employee stock options	8,232	—
Proceeds from issuance of common stock	19,089	13,963

Net cash provided by financing activities	27,321	13,963

Effect of exchange rate changes on cash and cash equivalents	485	(369)

Net increase in cash and cash equivalents	29,738	20,092
Cash and cash equivalents at the beginning of period	32,328	25,498

Cash and cash equivalents at the end of period	$62,066	$45,590